Exhibit 3.

                           NORWEST CORPORATION

                        CERTIFICATE OF AMENDMENT
                                    OF
                      CERTIFICATE OF INCORPORATION
                    ________________________________

                     Pursuant to Section 242 of the
            General Corporation Law of the State of Delaware
                    ________________________________


We, Leslie S. Biller, President, and Laurel A. Holschuh, Secretary of Norwest Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

	FIRST: That at a meeting of the Board of Directors of Norwest Corporation duly held on January 27, 1998, resolutions were adopted proposing an amendment, as hereinafter set forth, of the Restated Certificate of Incorporation of said Corporation, declaring the advisability of such amendment, and directing that the amendment be presented for the consideration of the stockholders of said Corporation at the next annual meeting.

	SECOND: That at the annual meeting of all such stockholders entitled to vote on the amendment hereinafter set forth, held on April 28, 1998, and called in accordance with the By-laws of said Corporation, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of common stock of said Corporation voted in favor of such amendment, as hereinafter set forth, to the Restated Certificate of Incorporation of said Corporation.

	THIRD:  That there has been duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, an
 amendment of the Restated Certificate of Incorporation of Norwest
 Corporation, amending the first sentence of Article Fourth of the Restated
 Certificate of Incorporation to read as follows:

	FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Two Billion Nine Million (2,009,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference Stock without par value, and Two Billion (2,000,000,000) shares of Common Stock of the par value of $1-2/3 per share.

	IN WITNESS WHEREOF, NORWEST CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Leslie S. Biller, its
 President, and attested by Laurel A. Holschuh, its Secretary, this 5th day of
 June, 1998.

                                                     NORWEST CORPORATION


(Corporate Seal)
                                                     By: /s/Leslie S. Biller
                                                            President


ATTEST:


Laurel A. Holschuh
Secretary



       [Filed in the office of the Delaware Secretary of State on June 8, 1998]



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